Registration No. 333 -

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MERRILL LYNCH & CO., INC.
(Exact name of registrant as specified in its charter)

DELAWARE	13-2740599
(State or other jurisdiction	(I.R.S. Employer Identification No.)
of incorporation or organization)
4 World Financial Center
New York, New York 10080
(212) 449-1000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

MERRILL LYNCH & CO., INC. 2010 DEFERRED COMPENSATION PLAN
FOR A SELECT GROUP OF ELIGIBLE EMPLOYEES
(Full title of the plan)

Richard Alsop, Esq.
Merrill Lynch & Co., Inc.
222 Broadway - 17th Floor
New York, New York 10038
(212) 670-0180
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of securities	Amount to	offering price per	aggregate offering	Amount of
to be registered	be registered	obligation	price (2)	registration fee
Deferred Compensation Obligations (1)	$100,000,000	100%	$100,000,000	$3,930

(1)	The Deferred Compensation Obligations are unsecured obligations of Merrill Lynch & Co., Inc. to pay deferred compensation in the future in accordance with the terms of the Merrill Lynch & Co., Inc. 2010 Deferred Compensation Plan for a Select Group of Eligible Employees.

(2)	Estimated solely for the purpose of determining the registration fee.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participating employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended. These document(s) and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.
     The Annual Report of Merrill Lynch & Co., Inc. (the “Company”) on Form 10-K for the fiscal year ended December 28, 2007, Quarterly Reports on Form 10-Q for the quarters ended March 28, 2008, June 27, 2008 and September 26, 2008 and Current Reports on Form 8-K, filed on January 16, 2008, January 17, 2008, January 28, 2008, January 29, 2008, January 30, 2008, February 6, 2008, February 7, 2008, February 8, 2008, February 14, 2008 (2 reports), February 25, 2008, February 27, 2008 (2 reports), March 6, 2008 (2 reports), March 7, 2008, March 11, 2008, March 14, 2008, March 19, 2008, March 20, 2008, March 25, 2008, March 26, 2008, March 31, 2008, April 3, 2008 (2 reports), April 17, 2008, April 21, 2008, April 28, 2008, April 29, 2008 (2 reports), May 2, 2008, May 6, 2008 (2 reports), May 9, 2008 (3 reports), May 14, 2008, May 16, 2008, May 21, 2008 (2 reports), May 22, 2008, May 23, 2008, May 27, 2008, May 28, 2008, May 30, 2008 (2 reports), June 5, 2008, June 6, 2008, June 12, 2008 (2 reports), June 13, 2008, June 17, 2008 (2 reports), June 18, 2008, June 19, 2008, June 20, 2008, June 23, 2008 (2 reports), June 27, 2008, June 30, 2008, July 1, 2008 (5 reports), July 7 (2 reports), July 8, 2008 (5 reports), July 11, 2008, July 16, 2008, July 17, 2008, July 29, 2008 (3 reports), August 1, 2008, August 4, 2008 (3 reports), August 5, 2008, August 8, 2008 (4 reports), August 11, 2008 (2 reports), August 12, 2008 (2 reports), August 13, 2008, August 22, 2008, August 26, 2008, August 27, 2008, August 29, 2008, September 4, 2008 (2 reports), September 9, 2008, September 10, 2008 (3 reports), September 12, 2008, September 15, 2008, September 18, 2008, September 19, 2008, September 30, 2008, October 3, 2008 (2 reports), October 7, 2008 (4 reports), October 8, 2008, October 16, 2008, October 30, 2008, November 7, 2008, November 10, 2008, November 12, 2008 (6 reports), November 21, 2008 and December 5, 2008, filed pursuant to Section 13 of the Securities Exchange Act of 1934 (the “Exchange Act”), are incorporated by reference herein. Information furnished under Item 9 of Form 8-K is not incorporated by reference herein.
     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.
ITEM 4. DESCRIPTION OF SECURITIES.
     Under the Merrill Lynch & Co., Inc. 2010 Deferred Compensation Plan for a Select Group of Eligible Employees (the “Plan”), the Company will provide eligible employees the opportunity to agree to the deferral of a specified percentage of their cash compensation. The obligations of the Company under such agreements (the “Obligations”) will be unsecured general obligations of the Company to pay the deferred compensation in the future in accordance with the terms of the Plan, and will rank pari passu with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding. However, because the Company is a holding company, the right of the Company, and hence the right of creditors of the Company (including participants in the Plan), to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of the Company itself as a creditor of the subsidiary may be recognized. In addition, dividends, loans and advances from certain subsidiaries, including Merrill Lynch, Pierce, Fenner & Smith Incorporated, to the Company are restricted by net capital requirements under the Exchange Act, and under rules of certain exchanges and other regulatory bodies.

     The amount of compensation to be deferred by each participating employee (each a “Participant”) will be determined in accordance with the terms of the Plan based on elections by each Participant. Each Obligation will be payable on a date selected by each Participant in accordance with the terms of the Plan. The Obligations will be indexed to one or more Benchmark Return Options individually chosen by each Participant from a list of investment media. Each Participant’s Obligation will be adjusted to reflect the investment experience, whether positive or negative, of the selected Benchmark Return Options, including any appreciation or depreciation. The Obligations will be denominated and payable in United States dollars.
     A Participant’s right or the right of any other person to the Obligations cannot be assigned, alienated, sold, garnished, transferred, pledged, or encumbered except by a written designation of a beneficiary under the Plan, by written will or by the laws of descent and distribution.
     The Obligations are not subject to redemption, in whole or in part, prior to the individual payment dates specified by each Participant, at the option of the Company or through operation of a mandatory or optional sinking fund or analogous provision. However, the Company reserves the right to amend or terminate the Plan at any time, except that no such amendment or termination shall adversely affect the right of the Participant to the balance of his or her deferred account as of the date of such amendment or termination.
     The Obligations are not convertible into another security of the Company. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Company. Other than any trustee under the grantor trust, no trustee has been appointed having the authority to take action with respect to the Obligations and each Participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the Obligations, enforcing covenants and taking action upon default.
ITEM 5. INTERESTS OF EXPERTS AND COUNSEL.
     None.
ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
     Section 145 of the General Corporation Law of the State of Delaware, as amended, provides that under certain circumstances a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the Company or is or was serving at its request in such capacity in another corporation or business association, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, has no reasonable cause to believe such person’s conduct was unlawful.
     Article XIII, Section 2 of the Restated Certificate of Incorporation of the Company provides in effect that, subject to certain limited exceptions, the Company shall indemnify its directors and officers to the extent authorized or permitted by the General Corporation Law of the State of Delaware.
     The directors and officers of the Company are insured under policies of insurance maintained by the Company, subject to the limits of the policies, against certain losses arising from any claims made against them by reason of being or having been such directors or officers. Like indemnification, insurance is also provided to those employees of the Company who serve as administrators of the Plan. In addition, the Company has entered into contracts with all of its directors providing for indemnification of such persons by the Company to the fullest extent authorized or permitted by law, subject to certain limited exceptions. The Company has established trusts to fund its obligations, up to the amount of the trust assets, that may arise under these agreements and also to directors, officers and employees under the provisions of the General Corporation Law of the State of Delaware and the Company’s Restated Certificate of Incorporation.
ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.
     Not Applicable.

ITEM 8. EXHIBITS.

5	Opinion of Sidley Austin LLP.

10	2010 Deferred Compensation Plan.

15	Letter re: unaudited interim financial information.

23(a)	Consent of Sidley Austin LLP (included as part of Exhibit 5).

23(b)	Consent of Deloitte & Touche LLP.

24	Power of Attorney (included on page 5).
ITEM 9. UNDERTAKINGS.
     The undersigned registrant hereby undertakes:
     (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if this Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.
          (2) That, for the purpose of determining any liability under the Securities Act of 1933 (the “Securities Act”), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.
     (b) That, for the purpose of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act, that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering hereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 6 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and State of New York on the 9th day of December, 2008.

MERRILL LYNCH & CO., INC.
By:	/s/ John A. Thain
John A. Thain
(Chairman of the Board and Chief Executive Officer)

     Each person whose signature appears below appoints John A. Thain, Gregory J. Fleming, Rosemary T. Berkery and Nelson Chai, individually, as true and lawful attorneys-in-fact and agents, with full power of substitution to sign any amendments (including post-effective amendments) to this Registration Statement and to each registration statement amended hereby, and to file the same, with all exhibits and other related documents, with the Securities and Exchange Commission, with full power and authority to perform any necessary or appropriate act in connection with the amendment(s).
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the 9th day of December, 2008.

Signature	Title

Director, Chairman of the Board and Chief Executive Officer
/s/ John A. Thain (John A. Thain)	(Principal Executive Officer)

Executive Vice President, Chief Financial Officer
/s/ Nelson Chai (Nelson Chai)	(Principal Financial Officer)

Vice President, Controller and Chief Accounting Officer
/s/ Gary Carlin (Gary Carlin)	(Principal Accounting Officer)

Director
/s/ Armando M. Codina (Armando M. Codina)

Director
/s/ Virgis W. Colbert (Virgis W. Colbert)

Director
/s/ John D. Finnegan (John D. Finnegan)

Director
/s/ Judith Mayhew Jonas (Judith Mayhew Jonas)

Director
/s/ Aulana L. Peters (Aulana L. Peters)

Director
/s/ Joseph W. Prueher (Joseph W. Prueher)

Director
/s/ Ann N. Reese (Ann N. Reese)

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